OMNICARE, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

The undersigned hereby authorizes and designates Andrew Farwig, Alexander Kayne and Nathan Scott and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, individually to execute in his name, place and stead and to file with the Securities and Exchange Commission any report that the undersigned is required to file pursuant to Section 16(a) of the Securities Exchange Act of 1934 (“Section 16”) with respect to his beneficial ownership of securities of Omnicare, Inc., a Delaware corporation (“Omnicare”), or any amendment to any such report for so long as the undersigned is required to file reports under Section 16 with respect to his beneficial ownership of Omnicare securities.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of May 27, 2015.

/s/ Ashok Singh
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Ashok Singh
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